EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

C&F Financial Corporation Announces

Second Quarter Earnings

West Point, Va., July 21, 2004 — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank, today reported quarterly net income of $2.89 million, or 77 cents per diluted share, for its second quarter ended June 30, 2004, compared with $3.54 million, or 94 cents per diluted share, for the second quarter ended June 30, 2003.

C&F’s net income for the first six months of 2004 is $5.24 million, or $1.40 per diluted share, compared with $6.81 million, or $1.81 per diluted share, for the first six months of 2003.

The decrease in net income and net earnings per share for the second quarter of 2004 is primarily attributable to a decrease in the earnings of the Mortgage Banking segment, partly offset by increased earnings from the Retail Banking and the Consumer Finance segments. The decrease in this year’s second quarter earnings follows a record second quarter in 2003, driven by growth in the Mortgage Banking segment.

The corporation’s annualized return on average equity was 17.80 percent for the second quarter and 16.09 percent for the first six months ended June 30, 2004, compared with 23.92 percent for the second quarter and 23.37 percent for the first half of last year. The annualized return on average assets was 1.99 percent for the second quarter and 1.83 percent for the first six months of this year, compared with 2.64 percent for the second quarter and 2.56 percent for the first half of last year.

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

“As expected, earnings of our Mortgage Banking segment have been negatively impacted by the comparatively lower loan demand in the second quarter of 2004 as a result of a significant decrease in refinancings,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “While loan demand recently has improved, we anticipate that mortgage loan originations in the third and fourth quarters of 2004 also will be lower than in the same periods of 2003.”

“Mortgage loan demand has decreased as we anticipated,” said Dillon, “ but we remain excited by the progress of the initiatives we have underway in all segments of the corporation. At the Mortgage Banking segment, we continue to seek new mortgage loan origination offices and opened our fifteenth branch in Waldorf, Md. during this year’s first half. Results of this branch have exceeded expectations and the branch has become profitable sooner than expected. At the Retail Banking segment, we are reviewing final plans and expect to begin construction in the last half of 2004 for two new branches on the Virginia Peninsula. In addition, we continue to add commercial loan officers both in the Newport News and Richmond, Va. markets. At the Consumer Finance segment, we continue to invest in both technology and people to create efficiencies and serve new markets.”

“At the end of June, the corporation’s common stock was removed from the Russell 3000 index, which is reconstituted annually,” Dillon said. “The Russell index is widely used by managers of index funds and as a benchmark for both passive and active business strategies. The overall resurgence in the capital markets over the past 18 months lifted the threshold level for inclusion in 2004.”

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

“We continue to actively manage our capital through growth in our core businesses, dividends to our shareholders and an active stock repurchase program,” Dillon said. “We are pursuing growth through the opening of new locations, entry into new markets and technology initiatives, which we are confident will enhance shareholder value over the long-term. During the second quarter, the board of directors declared a quarterly dividend of 22 cents per share. Over the past two years, the corporation has increased its quarterly dividend per share by more than 30 percent. Also, the corporation continues to repurchase its stock in accordance with a board-approved stock repurchase program previously announced.”

Mortgage Banking Segment. Second quarter net income for the Mortgage Banking segment decreased from $1.74 million in 2003 to $881,000 in 2004. This decrease resulted from a decline in the gain on sales of loans, which was offset in part by a corresponding reduction in production-based compensation. As mortgage rates began to increase in the third quarter of 2003, the Mortgage Banking segment began experiencing a decline in the number of applications for home purchase and refinance loans, resulting in a decrease in originations and sales of loans. The volume of mortgage loan applications and the level of the mortgage loan pipeline are following a more normal seasonal pattern this year, and so C&F expects that the second and third quarters will be this year’s peak earnings periods for the Mortgage Banking segment. However, future earnings for the Mortgage Banking segment would be affected by any changes in interest rates, new and resale home sales and loan refinancings.

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

Retail Banking Segment. Net income for the Retail Banking segment increased approximately $136,000 to $1.34 million for the quarter ended June 30, 2004. The improvement in the performance of the Retail Banking segment resulted from a higher level of earning assets, offset in part by the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia and an increase in operations and administrative personnel to support growth.

The Retail Banking segment’s nonaccrual loans increased to $3.85 million as of June 30, 2004, compared with $1.99 million as of December 31, 2003. This increase resulted from one commercial real estate relationship that became more than 90 days delinquent after December 31, 2003. Management is monitoring this relationship very closely and believes that current reserves are adequate to cover potential losses. The Retail Banking segment’s accruing loans past due 90 days or more increased to $3.07 million as of June 30, 2004, compared to $1.09 million as of December 31, 2003. This increase resulted from the return to accrual status of a commercial loan relationship approximating $976,000, which had been non-accruing at December 31, 2003. While this relationship is contractually past due, management has determined that a return to accrual status is appropriate based on an overall evaluation of the credit quality. Accruing loans past due 90 days or more at June 30, 2004 also included two loans approximating $1.3 million that are no longer delinquent after quarter-end.

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

Consumer Finance Segment. Net income for the Consumer Finance segment increased approximately $88,000 to $622,000 for the quarter ended June 30, 2004. A 15.2 percent increase in average loans outstanding favorably impacted net earnings. However, the second quarter of 2004 also included an increase in operating expenses to support growth and technology investments.

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $35.22 per share on Tuesday, July 20, 2004. At June 30, 2004, the book value of the stock was $18.42 per share, and the corporation declared a dividend of 22 cents per share during the second quarter of 2004. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 15 offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

C&F FINANCIAL CORPORATION

Wednesday, July 21, 2004

Contact: Tom Cherry, Senior Vice President & CFO

                (804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area and (10) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	6/30/04	12/31/03	6/30/03
Investment securities - available for sale at fair value	$70,258	$103,050	$59,858
Loans held for sale	57,858	29,733	99,049
Loans, net	366,027	350,170	339,280
Federal Home Loan Bank stock	1,392	2,072	2,072
Total assets	594,465	573,546	554,366
Deposits	442,154	427,635	402,742
Borrowings	75,922	67,733	72,286
Shareholders’ equity	65,678	65,384	61,327

Statements of Income

	For The Quarter Ended		For The Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Interest income	$9,956	$9,916	$19,541	$19,454
Interest expense	1,801	2,269	3,621	4,584
Provision for loan losses[1]	802	843	1,697	1,381
Other operating income:
Gain on sale of loans	4,541	5,642	7,607	10,465
Other	2,110	2,453	3,906	4,474
Other operating expenses:
Salaries and employee benefits	6,642	6,545	12,275	12,334
Other	3,173	3,020	5,959	5,912
Income tax expense	1,300	1,790	2,266	3,374
Net income	2,889	3,544	5,236	6,808
Earnings per common share – assuming dilution	.77	.94	1.40	1.81
Earnings per common share – basic	.80	.98	1.46	1.88
Interest income on a taxable-equivalent basis	10,292	10,216	19,988	20,064

Segment Information

	For The Quarter Ended		For The Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Net income – retail banking	$1,338	$1,202	$2,672	$2,494
Net income – mortgage banking	881	1,739	1,258	3,084
Net income – consumer finance	622	534	1,195	1,105
Net income – other	48	69	111	125
Mortgage loan originations – mortgage banking	266,244	320,691	436,648	562,734
Mortgage loans sold – mortgage banking	255,973	310,976	408,523	570,912

C&F FINANCIAL CORPORATION

Selected Data and Ratios

	For The Quarter Ended		For The Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Book value per share	$18.42	$17.03	$18.42	$17.03
Dividends per share	$.22	$.18	$.44	$.34
Annualized return on average assets	1.99%	2.64%	1.83%	2.56%
Annualized return on average equity	17.80%	23.92%	16.09%	23.37%
Net interest margin (fully taxable basis)	6.35%	6.43%	6.22%	6.38%

Average Balances

	For The Quarter Ended		For The Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Securities	$70,309	$58,733	$70,707	$58,882
Loans held for sale	52,041	75,885	41,753	75,999
Loans	368,995	345,845	363,155	341,998
Fed funds sold/ interest bearing deposits at other banks	42,956	15,054	50,438	13,940
Total earning assets	534,301	495,517	526,053	490,819

Time, checking and savings deposits	362,466	335,995	360,472	333,157
Borrowings	73,127	73,494	70,865	73,904
Total interest bearing liabilities	435,593	409,489	431,337	407,061
Demand deposits	66,183	49,739	63,116	48,718
Shareholders’ equity	64,926	59,277	65,091	58,258

Capital Ratios

	6/30/04	12/31/03	6/30/03
Total Capital (to Risk-Weighted Assets)
Corporation	13.6%	13.7%	13.0%
Bank	12.4	12.3	12.5
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	12.3	12.4	11.0
Bank	11.2	11.0	10.4
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.7	9.6	9.5
Bank	8.8	8.5	9.0

C&F FINANCIAL CORPORATION

Asset Quality

Retail and Mortgage Banking Segments	6/30/04	12/31/03	6/30/03
Non-accrual loans	$3,852	$1,993	$2,053
Real estate owned	—	8	702

Total non-performing assets	$3,852	$2,001	$2,755
Accruing loans past due for 90 days or more	$3,070	$1,092	$3,093
Allowance for loan losses	$4,286	$4,256	$4,068
Non-performing assets to loans* and real estate owned	1.34%	.72%	1.01%
Allowance for loan losses to loans* and real estate owned	1.49%	1.52%	1.50%
Allowance for loan losses to non-performing assets	111.27%	212.69%	147.66%

*	Loans exclude consumer finance loans at Moore Loans.

Consumer Finance Segment	6/30/04	12/31/03	6/30/03
Non-accrual loans	$715	$1,149	$872
Accruing loans past due for 90 days or more	310	233	293
Allowance for loan losses	5,419	4,401	3,394
Dealer reserves	1,584	2,119	2,212
Non-accrual consumer finance loans to total consumer finance loans	.82%	1.44%	1.15%
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	979.44%	567.45%	642.89%
Allowance for loan losses to total consumer finance loans	6.20%	5.52%	4.49%
Dealer reserves to total consumer finance loans	1.81%	2.66%	2.92%

Allowance for loan losses and dealer reserves to total consumer finance loans	8.01%	8.18%	7.41%

Other Data and Ratios

	As Of and For the Six Months Ended
	6/30/04	6/30/03
Shares repurchased	49,750	80,000
Average price of repurchased shares	$39.52	$28.13
Weighted average shares outstanding – diluted	3,752,786	3,769,428
Weighted average shares outstanding – basic	3,585,750	3,613,992
Price per share at period end	$33.23	$39.00
Price to book value ratio at period end	1.80	2.29
Price to earnings ratio at period end[2]	11.87	11.14

C&F FINANCIAL CORPORATION

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $802,000 and $618,000 for the quarters ended 6/30/04 and 6/30/03, respectively, and $1,697,000 and $1,081,000 for the six months ended 6/30/04 and 6/30/03, respectively, attributable to Moore Loans.

[2]	The price to earnings ratio is calculated using annualized diluted earnings per share.

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